EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES 2009 EARNINGS
COLDWATER, MICHIGAN, March 22, 2010 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market:MCBF), the parent company of Monarch Community Bank, reported fourth quarter net loss of $17.5 million compared to net loss of $339,000 during the fourth quarter of 2008. Basic and diluted earnings (loss) per share in the fourth quarter of 2009 were ($8.91), compared to ($0.17) reported for the fourth quarter of 2008. For the year, net loss in 2009 was $19.4 million compared to net income of $298,000 in 2008. Basic and diluted earnings (loss) per share for the full year were $(10.03) in 2009 compared to $0.14 in 2008. The results for 2009 were significantly influenced by the one time charge to goodwill of $9.6 million and the $10.6 million increase in the provision for loan losses, increases in loan collection expenses and higher FDIC insurance premiums.
President and Chief Executive Officer Don Denney, commented, “We are disappointed with having to report an impairment charge against earnings; however, the goodwill impairment charge is a non-cash adjustment which has no effect on the Company’s tangible equity ratio, regulatory capital ratios, cash flows or liquidity. The charge is primarily due to the valuation declines in the equity markets over the past twelve months. In the last year, numerous publicly traded companies have seen sharp declines in the price of their common stock. Many of those companies have incurred impairment charges to reduce or eliminate the amount of goodwill on their books.”
Net interest income for the year ended December 31, 2009 before any provision for loan losses decreased $163,000, or 1.88%. The bank’s net interest margin decreased to 3.10% in 2009 from 3.32% in 2008 due to the bank’s yield on earning assets decreasing more rapidly than its cost of funds. Management attributes this to the declining interest rate environment consistent throughout 2009.
Net interest income after the provision for loan losses decreased $10.8 million, or 181.60%, for the year ended December 31, 2009 compared to the same period in 2008. The provision for loan losses was $13.3 million in 2009 compared to $2.7 million in 2008. The additional provision was necessitated by increases in the level of net charge offs, level of nonperforming assets and level of general reserve based on the deterioration of overall credit conditions. Net charge offs totaled $10.3 million in 2009 compared to $1.8 million in 2008. Non-performing assets were $18.4 million, or 6.50% of assets, at December 31, 2009 compared to $4.6 million, or 1.59% of assets, at December 31, 2008.
“Despite continuing to feel the impact of the downturn in the economy, our core operating performance remains strong and we continue to remain well capitalized,” said Don Denney, President and CEO of Monarch Community Bancorp and Monarch Community Bank. “Our earnings, however, have been impacted by our decision to increase our loan loss reserve, which we believe is prudent in light of current business conditions and the goodwill impairment”.

Noninterest income increased to $5.0 million for the year ended December 31, 2009 as compared to $3.6 million for the same period in 2008, an increase of 39%. Loan related income increased $1.5 million primarily due to an increase on the gain on sale of loans. The increase is largely due to the falling rate environment which has generated a significant amount of one to four family residential mortgage refinancing. Deposit related fees decreased $90,000 primarily because of decreased fees from overdraft protection. Net gains on sale of foreclosed real estate decreased $55,000 going from a $68,000 net gain on sales of foreclosed real estate in 2008 compared to a net gain of $13,000 in 2009.
Noninterest expense increased $10.9 million to $20.1 million for the year ended December 31, 2009 compared to $9.2 million for 2008, an increase of 119.5%. The increase was primarily due to the one time goodwill impairment charge of $9.6 million. Other general and administrative expenses increased $312,000 primarily due to an increase in FDIC insurance premiums of $358,000. Salaries and employee benefits increased $234,000 due to normal increases in salaries and wages. Repossessed property expense increased $603,000 due to increased costs associated with non-performing assets and foreclosed properties, collection and maintenance costs, and impairment charges related to the disposition of other real estate. Professional services increased $129,000 also as a result of the increased costs associated with non-performing assets and foreclosed properties
Net interest income after provision decreased $6.8 million for the quarter ended December 31, 2009 compared to the same quarter a year ago. This occurred for the same reasons mentioned above. The provision for loan losses increased $6.7 million for the quarter ended December 31, 2009 compared to the same period in 2008.
Noninterest income increased $290,000 million for the quarter ended December 31, 2009 compared to the same period in 2008 primarily due to an increase in gain on sale of loans.
Noninterest expense increased $10.2 million for the quarter ended December 31, 2009 due primarily to goodwill impairment charge of $9.6 million and an increase in repossessed property expense of $518,000 due to impairment charges related to the disposition of other real estate.
Total assets decreased $8.6 million, or 3%, to $283.2 million at the end 2009 from $291.8 as of December 31, 2008, primarily due to the goodwill impairment charge of $9.6 million. Excluding this write-off, total assets increased $1 million, or .34%. Loans decreased $26.7 million, or 10.77%, compared to 2008, primarily due to pay downs and charge-offs of non-performing loans. During the year, the Company used cash inflows from new deposits to pay down maturing borrowings from Federal Home Loan Bank of Indianapolis of $15.7 and runoff of $13.7 million of brokered deposits. An increase in the consumers’ savings rate contributed to the $35.0 million increase in deposits, excluding brokered deposits, during 2009. Money market accounts increased $15.9 million, local certificates of deposits increased $9.6 million, interest bearing checking increased $7.0 million and savings accounts increased $1.8 million.

Stockholders’ equity decreased to $23.2 million at December 31, 2009 from $36.3 million at December 31, 2008. The decrease in equity resulted from the net loss for 2009 of $19.4 million and dividend payments of $774,000, which included dividends to common shareholders of $511,000 and $263,000 on the Preferred stock. The annual 5% dividend on the Preferred Stock together with the amortization of the discount will reduce net income (or increase the net loss) applicable to common stock by approximately $350,000 annually. The decrease in equity was offset by the issuance of preferred stock in the amount of $6.8 million associated with the Capital Purchase Program. Management utilized funds provided by the issuance of the preferred stock to invest in securities and pursue lending opportunities. Funds from the issuance of the Preferred stock have been pushed down to the Bank to bolster capital and management continues to assess options for sources of additional capital.
The Monarch Community Bancorp, Inc. Annual Meeting of Shareholders will be held Tuesday, April 20, 2010 at the Company’s main office at 375 North Willowbrook Road in Coldwater, Michigan.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Donald L. Denney, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956
Condensed Statements of Income
(Unaudited)

	Year Ended December 31,
	2009	2008
Interest Income	15,836	17,196
Interest Expense	7,339	8,536

Net Interest Income	8,497	8,660
Provision for Loan Losses	13,349	2,712

Net Interest Income After Provision for Loan Losses	(4,852)	5,948
Noninterest Income	4,993	3,603
Noninterest Expense	20,085	9,152
Income — Before income taxes	(19,944)	399
Income Taxes	(548)	101

Net Income	$(19,396)	$298

Earnings Per Share
Basic	$(10.03)	$0.14
Diluted	$(10.03)	$0.14

Condensed Balance Sheets
(Unaudited)

	December 31,
	2009	2008
Assets
Cash and cash equivalents	$23,354	$6,272
Securities	20,323	13,190
Loans	221,684	248,402
Other assets	17,843	23,943

Total assets	$283,204	$291,807

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$213,368	$192,156
Borrowings	44,518	61,178
Other liabilities	2,155	2,203

Total liabilities	260,041	255,537

Stockholders’ equity	23,163	36,270

Total liabilities and stockholders’ equity	$283,204	$291,807